Exhibit 99.1
August 11, 2005
Press Release
The Cronos Group Announces Results for Second Quarter 2005
San Francisco – Business Wire – August 11, 2005—The Cronos Group (Nasdaq: CRNS) (“Cronos” or the “Company”) today reported net income of $3.5 million, or $0.44 per diluted share, for the quarter ended June 30, 2005, compared to $2.1 million, or $0.27 per diluted share, for the corresponding period in 2004. In addition, the Board of Directors declared a dividend of $0.07 per common share for the third quarter of 2005, payable October 14, 2005 to shareholders of record as of the close of business on September 23, 2005.
Total revenues for the second quarter of 2005 were $38.2 million, compared to $34.0 million for the same period in the prior year. This increase reflects continued strong demand for leased containers as well as an increase in the size of the Company’s container fleet during the period. Utilization of the Company’s combined container fleet was 93% at June 30, 2005, compared to 92% for the comparable period in 2004. Net income for the second quarter of 2005 was strengthened by a $0.5 million gain recorded on the disposition of fixed assets, compared to $0.1 million for the second quarter of 2004.
Net income for the six months ended June 30, 2005 was $7.1 million, or $0.90 per diluted share, compared to $2.9 million, or $0.37 per diluted share for the comparable period in the prior year. The increase in profitability can be attributed to strong demand for leased containers reflecting the continued high volume of global container trade; an increase in the Company’s fleet size and the growth and profitability of the Company’s Joint Venture Program. Total revenues for the first six months of 2005 were $74.7 million, compared to $68.1 million for the corresponding period in 2004. Total expenses for the six months ended June 30, 2005 were $68.1 million, compared to $65.8 million for the six months ended June 30, 2004.
Net income for the first six months of 2005 included $2.1 million, or $0.27 per diluted share, of non-operating items comprising a gain of $1.3 million that was recorded on the receipt of amounts owed by a former chairman and CEO of the Company, and $0.8 million that was recognized on the recovery of an amount payable to a managed container program.
On August 1, 2005, the Company completed the first phase of a funding restructuring program. This involved a series of transactions including the expansion of the maximum debt commitment to the Company’s Joint Venture Program from $150 million to $300 million (reported by the Company in its 8-K report of June 15, 2005), the sale of approximately $74 million of Company owned assets to the Joint Venture Program and the reduction of the maximum debt commitment under the Company’s revolving credit facility from $70 million to $45 million (reported by the Company in its 8-K report of August 1, 2005). The interest rate for the Company’s revolving credit facility was reduced as a result of the restructuring by 25 basis points. The ultimate objective of the funding restructuring program is to securitize the indebtedness of the Joint Venture Program within one year. This should result in a further reduction in the cost of debt and allow the Company to be more competitive in bidding for leasing transactions. The sale of the container assets to the Joint Venture Program will allow the Program to achieve the minimum level of indebtedness required for a securitization within the target timeframe and has generated sufficient cash to allow the Company to fund the increased equity contributions required from the Company for the expansion of the Program. Although the Company will earn a fee for managing the equipment owned by the Joint Venture Program and is entitled to 50% of the net income generated by the Joint Venture Program, the sale of container assets to the Program will reduce the Company’s net income in the short-term. It is estimated that the Company’s net income for the third quarter of 2005 will decline by $0.3 million as a result of the sale. Over the longer-term, the securitization of the indebtedness of the Joint Venture Program should result in increased growth and profitability for the Company. While the Company expects the indebtedness of the Joint Venture Program to be securitized within one year, there can be no assurance that the Program’s debt can be securitized or that the Program will achieve the expected interest cost savings.

The Company’s third quarter dividend of seven cents a share represents the Company’s 12th consecutive quarterly dividend, and is one cent greater than the $0.06 dividend declared for the second quarter of 2005 and two cents greater than the $0.05 dividend declared for the fourth quarter of 2004 and first quarter of 2005.
Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 443,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of over 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s Common shares, see the Business section in Part I of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 22, 2005.
This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com
Contact:
Elinor A. Wexler
Vice President-Investor Relations
(415) 677-8990
ir@cronos.com

The Cronos Group
Condensed Unaudited Consolidated Statements of Income
(US dollar amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Gross lease revenue	$34,469	$32,112	$68,473	$63,015
Equipment trading revenue	1,815	798	1,950	3,374
Commissions, fees and other income:
- Related parties	218	227	405	450
— Unrelated parties	1,675	890	2,550	1,224
— Gain on settlement of litigation	—	—	1,333	—

Total revenues	38,177	34,027	74,711	68,063

Direct operating expenses	4,688	4,951	9,240	11,959
Payments to Managed Container Programs:
— Related parties	8,247	7,745	16,435	14,235
— Unrelated parties	9,035	8,965	18,104	16,917
Equipment trading expenses	1,624	503	1,751	2,799
Depreciation and amortization	4,578	4,671	9,170	8,965
Selling, general and administrative expenses	4,909	4,336	10,702	8,578
Interest expense	1,854	1,194	3,375	2,348
Recovery of amount payable to Managed Container Program	—	—	(703)	—

Total expenses	34,935	32,365	68,074	65,801

Income before income taxes and equity in earnings of affiliate	3,242	1,662	6,637	2,262
Income taxes	(476)	(249)	(985)	(592)
Equity in earnings of unconsolidated affiliate	711	657	1,454	1,189

Net income	3,477	2,070	7,106	2,859

Basic net income per common share	$0.47	$0.29	$0.97	$0.39

Diluted net income per common share	$0.44	$0.27	$0.90	$0.37

The Cronos Group
Condensed Unaudited Consolidated Balance Sheets
(US dollar amounts in thousands)

	June 30,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$15,170	$17,579
Restricted cash	1,125	1,489
Amounts due from lessees, net	26,536	25,136
Amounts receivable from Managed Container Programs	3,247	3,386
New container equipment for resale	11,917	17,116
Net investment in direct financing leases	11,271	7,382
Investments in unconsolidated affiliates	18,906	15,364
Container equipment, net	163,669	166,584
Other equipment, net	985	963
Goodwill, net	11,038	11,038
Other intangible assets, net	439	533
Related party loan receivable	—	1,280
Other assets	3,914	3,899

Total assets	$268,217	$271,749

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	$24,042	$22,034
Amounts payable to container manufacturers	18,631	27,838
Direct operating expense payables and accruals	4,828	5,592
Other amounts payable and accrued expenses	5,073	8,810
Debt and capital lease obligations	126,858	127,953
Current and deferred income taxes	3,657	3,238
Deferred income and unamortized acquisition fees	7,372	5,925

Total liabilities	190,461	201,390

Shareholders’ equity
Common shares issued (7,501,377; 7,381,349 shares)	15,003	14,763
Additional paid-in capital	45,223	45,358
Common shares held in treasury (112,000 shares)	(297)	(297)
Accumulated other comprehensive income	416	230
Restricted retained earnings	1,832	1,832
Retained earnings	15,579	8,473

Total shareholders’ equity	77,756	70,359

Total liabilities and shareholders’ equity	$268,217	$271,749